PROSPECTUS Dated June 2, 1997                       Pricing Supplement No. 65 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-27919
Dated June 17, 1997                                        Dated March 10, 1998
                                                                  Rule 424(b)(3)
                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                 Euro Floating Rate Senior Bearer Notes Due 2000
                             -----------------------

     The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2000) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

     Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

     The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:               ITL 50,000,000,000

Maturity Date:                  March 17, 2000

Settlement and Date
   of Issuance:                 March 17, 1998

Interest Accrual Date:          March 17, 1998

Issue Price:                    100.00%

Specified Currency:             Italian Lira ("ITL")

Redemption Dates:               N/A

Initial Redemption
Percentage:                     N/A

Annual Redemption
   Percentage Reduction:        N/A

Optional Repayment
   Date(s):                     N/A

Total Amount of OID:            None

Original Yield to Maturity:     N/A

Initial Accrual Period OID:     N/A

Base Rate:                      LIBOR to but excluding March
                                17, 1999.  See "Other
                                Provisions" below.

Spread (Plus or Minus):         N/A

Spread Multiplier:              N/A

Alternate Rate
   Event Spread:                N/A

Index Currency:                 Italian Lira to but excluding
                                March 17, 1999.  See "Other
                                Provisions" below.

Index Maturity:                 6 Months to but excluding
                                March 17, 1999.  See "Other
                                Provisions" below.

Maximum Interest Rate:          N/A

Minimum Interest Rate:          See "Other Provisions" below.

Initial Interest Rate:          To be determined two London
                                Banking Days prior to the date
                                of issuance

Initial Interest Reset Date:    September 17, 1998

Interest Reset Date:            Each Interest Payment Date

Interest Reset Period:          The period from and including
                                an Interest Reset Date to but
                                excluding the immediately
                                succeeding Interest Reset Date

Interest Determination
   Dates:                       To but excluding March 17,
                                1999, two London Banking Days
                                prior to each Interest Reset Date.
                                See "Other Provisions" below.


Interest Payment Dates:         September 17, 1998, March 17,
                                1999 and the Maturity Date.  If
                                any such day (other than the
                                Maturity Date) is not a Business
                                Day, such Interest Payment Date
                                will be the next succeeding
                                Business Day, except that if such
                                Business Day is in the next
                                succeeding calendar month, such
                                Interest Payment Date shall be
                                the next preceding day that is a
                                Business Day.

Interest Payment Period:        Semi-annually through March
                                17, 1999 then annually.

Reference Screen:               Telerate 3740 through March 17,
                                1999.  See "Other Provisions"
                                below.

Calculation Agent:              The Chase Manhattan Bank
                                (London branch)

Denominations:                  ITL 100,000,000

Common Code:                    8549486

ISIN:                           XS0085494861

Business Days:                  London, New York, Milan


                                                       (continued on next page)

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER

(continued from previous page)

OTHER PROVISIONS:

From and including March 17, 1999 to but excluding the Maturity Date, the Notes will bear interest at a rate calculated pursuant to the formula under Interest Rate, as further described below.

Interest Rate: The maximum of (a) 0.10% and (b) 33.50% - (3 x 12-month ATHIBOR), as determined on the second Athens Banking Day preceding an Interest Reset Date.

"12-month ATHIBOR" means the 12 month ATHIBOR rate that appears on the Reporting Service as of 12:00 noon, Athens time, on each Interest Determination Date (as defined below). If no such rate appears, the Calculation Agent will request the principal Athens office of each of five major reference banks in the Athens interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered rate for deposits in Greek Drachmae for the period of the Index Maturity (as defined below), commencing on the second Athens Banking Day immediately following such Interest Determination Date, to prime banks in the Athens interbank market at approximately 12:00 noon, Athens time, on such Interest Determination Date and in a principal amount equal to an amount of not less than the equivalent of U.S.$1 million in Greek Drachmae that is representative of a single transaction in Greek Drachmae in such market at such time. If at least two such quotations are provided, 12-month ATHIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, 12-month ATHIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by major banks in Athens, as selected by the Calculation Agent (after consultation with the Company), at approximately 12:00 noon, Athens time, on such Interest Determination Date for loans in Greek Drachmae to leading European banks for a period of twelve months in a principal amount equal to an amount of not less than the equivalent of U.S.$1 million in Greek Drachmae.

"Athens Banking Day" means any day on which dealings in deposits in Greek Drachmae are transacted in the Athens interbank market.

"Interest Determination Date" with respect to any Interest Reset Date means the second Athens Banking Day next preceding such Interest Reset Date.

Index Currency: Greek Drachmae

Index Maturity: 12 months

Reporting Service: Reuters Page ATHIBOR under the column "1 YEAR" and the row "Recalculated Rates" (or such other page as may replace that page on that service for the purpose of displaying such rate).